Sub-Item 77Q2

Nuveen Florida Quality Income Municipal Fund
33-42086
811-6382


Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Fund's officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that the Form 4 report, Statement of Changes in
Beneficial Ownership, on behalf
of the officer listed below was amended, due to an
incorrect date on original Form 3.
..

There are no greater than ten-percent
shareholders of the Fund.


OFFICER:

James Ruane filed on April 1, 2009, accession number
0001225208-09-009087.